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                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           THREE MONTH PERIOD
                                                             ENDED MARCH 31,
                                                         ---------------------
                                                           1998          1997
                                                         ---------     -------
EARNINGS PER COMMON AND DILUTIVE
  COMMON EQUIVALENT SHARE:
  Net Income                                              $  7,664     $ 5,693
                                                          ========     =======

  Shares:
  Weighted average number of common
      shares outstanding                                    25,504      20,962
  Weighted average number of additional shares
      issuable for common stock equivalents (a)                775       1,398
                                                          --------     -------
         Adjusted common shares                             26,279      22,360
                                                          ========     =======


EARNINGS PER SHARE                                        $   0.29     $  0.25
                                                          ========     =======

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive common stock equivalents.